CONSENT OF STRADLEY RONON STEVENS & YOUNG LLP

As counsel for Invesco Exchange-Traded Self-Indexed Fund Trust (the “Registrant”), we consent to the incorporation by reference of our opinion for each of the Registrant’s series, to Post-Effective Amendment No. 41 to the Registrant’s registration statement on Form N-1A, Securities Act File No. 333-221046, filed on May 16, 2019. We also hereby consent to the reference to our firm under the headings “Fund Service Providers” in the Prospectus and “Miscellaneous Information—Counsel” in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 41 to the Registrant’s registration statement on Form N-1A. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Stradley Ronon Stevens & Young LLP
Chicago, Illinois
May 16, 2019